UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB PPROVAL OMB Number: 3235-0060 Expires: July 31,2021 Estimated average burden hours per response 9.21

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : May 26, 2021

UC Asset Limited Partnership

(Exact name of registrant as specified in its charter)

Delaware	024-10802	30-0912782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2299 Perimeter Park Drive, Suite 120, Atlanta, GA	30341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 470-475-1035

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	UCASU	OTC (OTCQX)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Previously Engaged Principal Accountant

On May 26, 2021, the management of UC Asset LP (the “Partnership”) decided not to seek reengagement of Daszkal Bolton LLP (“DB”) , which was the Partnership’s principal accountant to audit our financial statements during our two most recent fiscal years. This decision was approved by our Audit Committee.

The decision was made after DB notified the Partnership on April 21, 2021, that it would not reengage the Partnership unless the Partnership made certain changes regarding its accounting policy. After more than one month of research, management of the Partnership was convinced that DB’s opinion did not reflect the reality of the Partnership’s operations. Management discussed these issues at length with the representatives of DB, although the full audit committee did not participate in those discussions. However, the full audit committee was briefed in detail about those discussions before it made its decision not to reengage DB. Management was convinced that, if the Partnership followed DB’s advice and made the changes to our accounting policy recommended by DB, our financial statements would no longer represent an adequate and reliable disclosure of our financial position. For this reason, the Partnership decided to reject DB’s recommendation and to dismiss DB as the Partnership’s principal accountant. It is not known whether DB would have made reference to this disagreement in its report if this matter was not resolved to DB’s satisfaction.

DB’s reports on our financial statements for the past two years do not contain any adverse opinion or a disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principal.

Our disagreement with DB is due to the fact that after years of auditing and approving the Partnership’s practice of applying investment company accounting, DB changed its opinion and took the position that the Partnership should prepare its financial statements as a commercial entity, not an investment company. Management disagrees with this position for the reasons discussed above. The Partnership has furnished DB with a copy of this disclosure and has requested that DB furnish us with a letter addressed to the SEC stating whether it agrees with the foregoing statements. In addition, the Partnership has authorized DB to respond fully to the inquiries of its successor concerning the subject matter of the disagreement as set forth above.

(b) Engagement of a New Principal Accountant

On May 26, 2021, the management of UC Asset LP (the “Partnership”) decided to engage BF Borgers CPA PC (“BFB”) as the Partnership’s principal accountant to audit our financial statements. This decision was approved by our Audit Committee.

We did not consult with BFB during our two most recent fiscal years or through the date of this report regarding (i) the application of accounting principles as to a specified transaction either completed or proposed or on the type of audit opinion that may be rendered on our financial statement and neither a written nor oral advice was provided by BFB that was an important factor considered by us in reaching a decision as to any accounting auditing or financial report issue; (ii) any matter that was the subject of a disagreement as a reportable event as defined in Item 304(a)(l)(iv) and (v) of Regulation S-K. However, we did explain to BFB the basis of our disagreement with DB as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UC Asset LP

/s/ “Larry” Xianghong Wu
Founder & Managing Member of General Partner
June 02, 2021

2